UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2016

KokiCare, Inc.

 (Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-207220	47-3812456
(Commission File Number)	(IRS Employer Identification No.)

26716 Via Colina, Stevenson Ranch, CA 91381

(Address of principal executive offices and zip code)

661-753-6330

 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 12, 2016, KokiCare, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) in connection with the issuance of a convertible promissory note (“Note”) in the aggregate principal amount of $15,000.00. The Note matures on November 8, 2016 (the “Maturity Date”), and bears interest at the rate of 8% per annum. The Note, together with all interest as accrued, is convertible into shares of the Company’s common stock at a price equal to 60% multiplied by the average of the lowest three (3) trading prices for the Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the date of conversion. The SPA and the Note contain representations, warranties, conditions, restrictions, and covenants of the Company that are customary in such transactions with smaller companies.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 12, 2016, the Company executed the SPA and issued the Note as described in Item 1.01 above. The Note may be accelerated by the holder in the event of default and the rate of interest on the Note will increase to 24% per annum, retroactive to the date of issuance. The Note is a direct financial obligation of the Company and is considered a current liability of the Company for accounting purposes.

Item 3.02 Unregistered Sales of Equity Securities.

On May 12, 2016, the Company issued a Note convertible into equity securities of the Company as described in Item 1.01 above. The purchaser of the Note was an “accredited investor” as such term is defined by rules promulgated by the Securities and Exchange Commission (“SEC”). No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. The Company believes that the issuance of shares pursuant to the Acquisition was exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1

Securities Purchase Agreement dated May 12, 2016

10.2

Convertible Promissory Note issued May 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KokiCare, Inc.

Date: May 16, 2016	By: /s/ Jason Lane
Jason Lane
Chief Executive Officer